                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

        This PURCHASE AGREEMENT, dated as of April 30, 1998 (the "Agreement"), is entered into by and among (i) First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), and (ii) SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership, and SOFTBANK Holdings, Inc., a Delaware corporation (each a "Purchaser" and, collectively, the "Purchasers").

        WHEREAS, the Company has an authorized capitalization of 40,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), of which, as of April 28, 1998, 11,779,653 shares of Common Stock are issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 655 shares of Preferred Stock are issued and outstanding; and

        WHEREAS, the Company and Purchasers desire that the Purchasers participate in the ownership of the Company through the purchase of an aggregate of 10,000,000 shares of Common Stock (the "Shares") from the Company.

        NOW, THEREFORE, the parties hereto agree as follows:

1.      Purchase and Sale

        (a) Upon the terms and subject to the conditions of this Agreement, each Purchaser, severally and not jointly, will purchase, and the Company will issue and sell to each Purchaser, the number of Shares set forth opposite such Purchaser's name on Exhibit A hereto against payment to the Company of the purchase price of $0.60 per Share. The consummation of such purchase and sale (the "Closing") shall occur at the offices of Sullivan & Cromwell, 444 South Flower Street, Los Angeles, CA 90071 at 9:00 A.M. on the first business day following the satisfaction or waiver of the conditions set forth in Sections 5 and 6 hereof, or at such other time and date as the Purchasers and the Company mutually agree (the "Closing Date").

        (b) At the Closing, the Company shall deliver to each Purchaser a stock certificate representing the number of Shares to be purchased by such Purchaser as set forth on
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Exhibit A against payment to the Company by wire transfer of the purchase price therefor in immediately available funds.

2.  Representations and Warranties of the Company

          The Company represents and warrants to the Purchasers as follows:

          (a) Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all power necessary to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in California and Texas, and there is no other jurisdiction in which the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of the Company (a "Material Adverse Effect").

          (b) Execution, Delivery and Performance. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

          (c) Capitalization. At the date hereof and as of the Closing, the authorized capitalization of the Company consists and will consist of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 1,000 shares are designated Series A Convertible Preferred Stock. As of April 28, 1998, the Company has 11,779,653 shares of Common Stock issued and outstanding and 15,490,320 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants, and a sufficient number of shares reserved for issuance upon conversion of shares of Series A Convertible Preferred Stock and pursuant to the Company's employee stock purchase plans. Except as set forth on Schedule 2(c) hereto, (i) the Company does not have outstanding any other capital stock, or options or warrants for or securities convertible into or exchangeable for any shares of capital stock, and (ii) no person has any right to subscribe for or to purchase any stock or options for or securities convertible into or exchangeable for any shares of capital stock.



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          (d)  Shares. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable. The Shares when issued and delivered in accordance with the terms of this Agreement, the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, when issued and delivered in accordance with the Company's Certificate of Incorporation and Certificate of Designation of Series A Preferred Stock and the Conversion Agreement in the form of Exhibit 2(d) hereto, and shares to be issued upon conversion of the promissory notes (the "Promissory Notes") in the aggregate principal amount of $1,200,000 as contemplated by Section 4(g) hereof, when issued and delivered will, in each case, be duly and validly authorized and issued and will be fully paid and non-assessable. The Shares and shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock and the Promissory Notes are herein collectively referred to as the "Underlying Shares."

          (e) SEC Documents. (i) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1996 (collectively, together with the Company's Registration Statement on Form S-1 (File No. 333-14573) in the form in which it became effective, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement and before the Closing (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1993, the Securities Exchange Act of 1934, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Each of the balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the financial position of the Company as of its date, and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows,




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as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or described in the notes thereto, under generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the balance sheet of the Company as of December 31, 1997 or March 31, 1998; (ii) liabilities or obligations arising in the ordinary course of business since December 31, 1997 and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

        (f) Absence of Certain Changes. Except as set forth in Schedule 2(h) hereto, since March 31, 1998, there has not been (i) any material adverse change in the Company's business, financial condition or results of operations or (ii) any material change in the Company's accounting principles, practices or methods.

        (g) Taxes. (i) The Company has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect. The Company has paid all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company Reports reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for. No tax audits of the Company by any federal, state, local or foreign tax authority are currently being conducted or, to the Company's knowledge, pending. No requests for waivers of the time to assess any taxes against the Company or any of its subsidiaries have been granted or are pending.



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     (ii) As used in this Section 2(g), "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     (h) Intellectual Property. The Company owns, licenses or otherwise has the right to use all patents, trademarks, service marks, trade names and other intellectual property necessary to enable it to carry on its business as now conducted without, to the best of its knowledge, any conflict with or infringement of the rights of others.

     (i) No Conflict. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder will not (a) violate or be in conflict with (i) any provision of law, (ii) any order, rule or regulation of any court or other governmental agency or authority binding on the Company or
(iii) any provision of the Certificate of Incorporation or By-Laws of the Company, (b) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, agreement, lease or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound, or (c) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties or assets.

     (j) Litigation. Except as disclosed in the Company Reports or as set forth in Schedule 2(j), there is no litigation or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or its properties or business which is likely to have a Material Adverse Effect or which seeks to prevent the consummation of the transactions contemplated by this Agreement.

     (k) Employment Agreements. Except as listed in Schedule 2(k) (copies of which have heretofore been provided to the Purchasers), the Company is not a party to any employment agreement with any of its employees.

     (l) Employee Benefit Plans. Except as described in Schedule 2(1) (copies of which have heretofore been provided to the Purchasers), the Company does not maintain an employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended. There is no litigation or proceeding pending or, to the best

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of the Company's knowledge, threatened against any such plan or any administrator or fiduciary thereof.

      (m) Consents, etc. No consent, approval or authorization of or declaration or filing with any governmental authority or other persons or entities on the part of the Company is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby other than the approval by the holders of a majority of the Company's outstanding shares of Common Stock of the issuance and sale of the Shares and the issuance of the Underlying Shares as contemplated by Section 4(g) hereof, except as otherwise contemplated by this agreement.

      (n) Finders. There is no investment banker, broker, finder, consultant or similar intermediary that has been retained by, or is authorized to act on behalf of the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

3.    Representations and Warranties of the Purchasers

      Each Purchaser, severally but not jointly, represents and warrants to the Company as follows:

      (a)   Investment Representations.

      (i) Such Purchaser is acquiring the Shares and will acquire any Underlying Shares for its own account for investment and not with a view to distribution.

      (ii) Such Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933 (the "Securities Act").

      (iii) Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares and the Underlying Shares, and has so evaluated the merits and risks of such investment.

      (iv) Such Purchaser is able to bear the economic risk of an investment in the Shares and the Underlying Shares and, at the present time, is able to afford a complete loss of such investment.


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        (v) Such Purchaser understands and acknowledges that (i) the Shares and the Underlying Shares are being offered and sold to it without registration under the Securities Act by reason of reliance upon certain exemptions therefrom and (ii) the availability of such exemptions, depends in part on, the foregoing representations set forth in this Section 3(a).

        (b) Execution, Delivery and Performance. Such Purchaser has the corporate or partnership, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes a valid and binding agreement of such Purchaser enforceable against it in accordance with its terms.

        (c) Consents, etc. No consent, approval or authorization of or declaration or filing with any governmental authority or other persons or entities on the part of such Purchaser is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

        (d) Finders. There is no investment banker, broker, finder, consultant or similar intermediary that has been retained by, or is authorized to act on behalf of, such Purchaser who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

4.   Covenants

        (a) Issuance of Capital Stock. The Company covenants and agrees that, after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8 hereof, except as otherwise contemplated by this Agreement,or as described on Schedule 4(a) hereof, the Company shall not issue, sell, pledge or dispose of any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries other than shares of Common Stock issuable pursuant to options outstanding on the date hereof, upon exercise of warrants outstanding on the date hereof or upon conversion of the Series A Convertible Preferred Stock. Notwithstanding the foregoing, the Company may continue to




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issue stock options to employees and consultants under its 1995 Stock Plan, and stock purchase rights to employees under its Employee Stock Purchase Plan consistent with past practice.

     (b) Alternative Transactions. The Company covenants that, except as permitted by Section 4(a) hereof, (A) prior to the earlier of the Closing date or the termination of this Agreement pursuant to Section 8 hereof, neither the Company nor any of its officers, directors, advisors, agents or any other person or entity acting on behalf of any or all of them (collectively, "Representatives") shall, director or indirectly, initiate, solicit, induce, support, encourage (including, without limitation by providing non-public information), agree to, or enter into any alternative proposal, negotiation or transaction for an investment in, sale of any outstanding or newly-issued equity interests in or voting securities of, or sale or transfer of a substantial portion of the assets, stock or business (include by way of merger or consolidation) of, the Company (an "Alternative Transaction") and (B) in the event the Company receives any proposal for an Alternative Transaction, the Company shall promptly notify the Purchasers of the receipt of such proposal; provided, however, that this Section 4(b) and Section 4(a) shall not restrict the Company's ability to incur bona fide indebtedness that is not convertible into or exchangeable for any equity security of the Company; provided, further, that, notwithstanding this Section 4(b) and Section 4(a), the Company may issue or sell in a transaction pursuant to a bona fide offer from a third party (x) no more than 666,667 shares (the "Maximum Number") of its Common Stock at a price per share of not less than $0.75 (the "Minimum Price") and (y) convertible debt securities or non-voting convertible preferred securities collectively convertible into no more than the Maximum Number less the number of shares sold pursuant to clause (x) hereof at a conversion price per share not less than the Minimum Price, in each case (x) and (y) provided that the Purchasers are previously offered in writing the opportunity to purchase such securities on the same or more favorable terms as those offered by such third party (it being understood that (1) such written offer to the Purchasers shall identify the third party offeror and describe with specificity the terms of the transaction proposed to be consummated with such third party and (2) the Purchasers shall exercise such right of first refusal within 2 business days after receipt of such notice). In the event of a stock split, reverse stock split or stock dividend involving the Company, the Minimum


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Price and the Maximum Number shall be appropriately adjusted.

     (c) Meeting of the Company Stockholders. The Company shall take all customary actions in accordance with applicable law and its Certificate of Incorporation and By-Laws to seek (i) stockholder approval by the holders of a majority of the outstanding shares of Common Stock at the annual meeting of stockholders to be held on or before June 30, 1998 (the "Annual Meeting") of the issuance and sale of the Shares and the issuance of the Underlying Shares as contemplated hereby; (ii) the election at or immediately following the Annual Meeting of a Board of Directors consisting of a total of five members (or seven members if requested in writing by the Purchasers prior to the filing with the Securities and Exchange Commission of proxy materials in respect of the Annual Meeting) meeting the requirement (the "Board Composition Requirement") that one of such members shall be designated by Lee H. Stein, one of such members shall be designated by Paymentech Merchant Services, Inc. and the remaining members shall be designated by the Purchasers, acting jointly, and (iii) stockholder approval of an amendment of the Company's Certificate of Incorporation to eliminate the classification of the Board of Directors so that, following such amendment, the entire Board of Directors shall be elected at each annual meeting of stockholders. Subject to the exceptions hereinafter set forth in this Section 4(c), the Board of Directors of the Company shall recommend such approval and the Company shall solicit such approval in accordance with its customary practices. The proxy statement soliciting proxies in connection with such meeting shall not be filed, and no amendment or supplement to the proxy statement will be made by the Company, without prior consultation with the Purchasers and their counsel. Notwithstanding any other provision of this Agreement, prior to the approval of this Agreement by the stockholders of the Company, if a Superior Offer (as hereinafter defined) is made to the Company and is not withdrawn, the Board of Directors of the Company may, in light of the Superior Offer, to the extent it determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby and/or approve or recommend such Superior Offer, in each case at any time after the fourth business day following written notice by the Company to the Purchasers advising the Purchasers that the Board of


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Directors has received a Superior Offer and specifying the material terms and structure of the Superior Offer (a "Notice of Superior Offer"). In addition, if the Board of Directors proposes to withdraw or adversely modify its approval or recommendation of the transactions contemplated hereby or to approve or recommend a Superior Offer, the Company shall make effective provision to ensure that there shall be cash available to pay the Termination Fee (as defined in Section 8(f)) within the time period and in the manner provided in
Section 8(f). In such event, the Company may refrain from soliciting proxies from its stockholders with respect to this Agreement and the transactions contemplated thereby, in which event, however, the Company shall, subject to compliance with applicable law, include in the proxy statement mailed by the Company to its stockholders with respect to the meeting at which the Superior Offer is to be considered by stockholders, proxy materials that have been prepared by the Purchasers. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(e) under the Exchange Act prior to the fourth business day following the Purchaser's receipt of a Notice of Superior Offer provided that the Company does not withdraw or modify its position with respect to the transactions contemplated hereby or approve or recommend an Alternative Transaction.

        A "Superior Offer" means a bona fide written offer made by a third party to acquire, directly or indirectly a number of shares equal to more than 50% of the Common Stock of the Company or the purchase of all or substantially all of the Company's assets on terms that the Company's Board of Directors determines in its reasonable judgment, after consultation with independent financial advisors of national reputation, to be more favorable to the Company's stockholders than this Agreement and the transactions contemplated hereby or any revised offer made by Purchaser following a Notice of Superior Offer.

        (d) Access. Upon reasonable notice, the Company shall afford Purchasers' officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as the Purchasers or their representatives may reasonably request. The Purchasers

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shall not, and each of them shall cause its representatives not to, use any information obtained pursuant to this paragraph for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     (e) Publicity. The Company and the Purchasers shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any federal or state governmental or regulatory agency or any self-regulatory organization with respect thereto.

     (f) Change of Control Benefits. The Company shall use its reasonable efforts to cause to be waived any provisions contained in any employment or severance agreement with Lee H. Stein which provides for the payment, accrual or acceleration of any benefit (other than the accelerated vesting of stock options with respect to no more than 67,708 shares of Common Stock plus 255,319 unvested options under the Company's Compensation Reduction Plan (of a total of 351,064 options thereunder)) to such person as a result of the consummation of the transactions contemplated hereby; provided however that the Company shall have offered Mr. Stein an agreement for provision of consulting services following the Closing Date, which agreement shall provide for monthly consulting fees of no less than $6,500 per month and shall be terminable on no less than two months notice.

     (g) Related Transactions. The Company and the Purchasers shall cause to be done all things necessary and appropriate so that (i) upon purchase by the Purchasers of all or part of the Promissory Notes described on Schedule 4(g) hereto by the Purchasers from the holders thereof, such principal amount and all accrued interest thereon shall be converted into Common Stock at a conversion price of $0.60 per share immediately prior to the Closing and (ii) upon the purchase by the Purchaser of outstanding shares of Series A Convertible Preferred Stock pursuant to an option or purchase agreement between the Purchasers and the current holders of such shares (the "Options"), such shares of Series A Convertible Preferred Stock shall be converted into Common Stock at a conversion price of $0.60 per share. The purchase of the Promissory Notes and the Options are herein collectively referred to as the "Related Transactions." The conversion prices referred to in this Paragraph (g) shall be subject to customary anti-dilution adjustments in the event of a stock split, reverse stock

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split, stock dividend, issuance of Common Stock at below the prevailing market price or similar transactions or events.

     (h) Fulfillment of Conditions. Each of the Company and each Purchaser shall use reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled on its part prior to or at the Closing Date.

     (i) Further Assurances. The Company shall use its reasonable efforts at any time and from time to time prior to, at and after the Closing to execute and deliver to the Purchasers such further documents and instruments and to take all such further actions as the Purchasers reasonably may request in order to convey and transfer the Shares and provide for the conveyance and transfer of the Underlying Shares to the Purchasers and to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein shall be deemed to create any duty or obligation on the part of the Company to facilitate or otherwise participate in the sale of the Promissory Notes or the issuance or sale of the Options or the Series A Preferred Stock underlying such Options to the Purchasers or on the part of the Purchasers to enter into agreements with the holders of the Promissory Notes or the Series A Convertible Preferred Stock except on terms and conditions satisfactory to the Purchasers in their sole discretion.

5.   Conditions Precedent to Obligations of the Purchasers

     The Purchasers' obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

     (a) The Related Transactions shall be consummated before or concurrently with the consummation of the transactions contemplated in this Agreement.

     (b) The Company shall have caused to be waived any provisions contained in any employment or severance agreements with Lee H. Stein which provide for the payment, accrual or acceleration of any benefit (other than the accelerated vesting of stock options with respect to no more than 67,708 shares of Common Stock plus 255,319 unvested options under the Company's Compensation Reduction Plan (of a total of 351,064 options thereunder)) to such person as a result of the consummation of the transactions contemplated


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
hereby; provided however that the Company shall have offered Mr. Stein an agreement for provision of consulting services following the Closing Date, which agreement shall provide for monthly consulting fees of no less than $6,500 per month and shall be terminable on no less than two months notice.

     (c) The Purchasers shall have received indications reasonably satisfactory to them from Nasdaq to the effect that, subject to consummation of the transactions contemplated hereby and the Related Transactions and subsequent compliance by the Company with applicable requirements for continued quotation, the Common Stock will not be removed from quotation on the Nasdaq National Market on account of any potential failure to meet applicable minimum tangible net asset requirements.

     (d) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their best efforts to seek to obtain the removal of such injunction, order, decree or ruling.

     (e) All representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time (except where such representations and warranties speak as of an earlier date), and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (f) Stockholders of the Company holding a majority of the outstanding shares of Common Stock shall have approved the issuance and sale of the Shares and the issuance of the Underlying Shares as provided herein and a Board of Directors meeting the Board Composition Requirement shall have been duly established.

     (g) The Company shall have duly executed and delivered the Conversion Agreement substantially in the form of Exhibit 2(d) hereto.

     (h) Lee H. Stein, June L. Stein, Paymentech Merchant Services, Inc. and First USA Financial (the

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
"Principal Stockholders") shall have executed and delivered a voting agreement reasonably satisfactory to the parties thereto providing for maintenance of the Board Composition Requirement for a period ending on the earlier of (1) the second anniversary of the Closing Date and (2) such time as the Principal Stockholders collectively beneficially own less than 75% of the number of shares of the Company's Common Stock beneficially owned as of the date hereof.

          (i) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to the Purchasers, and the Purchasers shall have been furnished with such instruments, documents and opinions as such counsel shall have reasonably requested.

6.    Conditions Precedent to Obligations of the Company

          The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their best efforts to seek to obtain the removal of such injunction, order, decree or ruling.

          (b) All representations and warranties of the Purchasers contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and the Purchasers shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

          (c) Stockholders of the Company holding a majority of the outstanding shares of Common Stock shall have approved the issuance and sale of the Shares and the issuance of the Underlying Shares as provided herein.

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
        (d) The Purchasers shall have duly executed and delivered the Conversion Agreement substantially in the form of Exhibit 2(d) hereto.

        (e) The Purchasers shall have executed and delivered a voting agreement reasonably satisfactory to the parties thereto providing for maintenance of the Board Composition Requirement for a period ending on the earlier of (1) the second anniversary of the Closing Date and (2) such time as the Principal Stockholders collectively beneficially own less than 75% of the number of shares of the Company's Common Stock beneficially owned as of the date hereof.

        (f) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Wilson Sonsini Goodrich & Rosati, counsel to the Company, and the Company shall have been furnished with such instruments and documents as such counsel shall have reasonably requested.

7.      Indemnification

        Each of the Company and each Purchaser (severally but not jointly) (an "Indemnifying Party") covenants and agrees to indemnify and hold the other (the "Indemnified Party") harmless from and against, and to reimburse each Indemnified Party for, any claim for any losses, damages, liabilities or expenses, including reasonable counsel fees (collectively "Damages") incurred by such Indemnified Party by reason of or arising from (i) any misrepresentation or breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any instrument delivered hereunder or (ii) any failure by such Indemnifying Party to perform any obligation or covenant required to be performed by it under any provision of this Agreement.

        The indemnification obligation hereunder shall not apply to any claim until the aggregate of all such claims against an Indemnifying Party reaches $200,000, in which event such Indemnifying Party's indemnity obligation shall apply to the total amount. The liability of the Company, on the one hand, and the aggregate liability of the Purchasers, on the other hand, for indemnity hereunder shall not exceed $10.0 million.

8.    Termination

      (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by mutual consent of the Purchasers and the Company.

      (b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Purchasers, acting jointly, or the Company if (i) the transactions contemplated hereby shall not have been consummated by July 15, 1998, or (ii) the approval of the Company's stockholders of the issuance and sale of the Shares and the issuance of the Underlying Shares as contemplated hereby shall not have been obtained at the Company's 1998 Annual Meeting of Stockholders or a special meeting duly convened therefor or at any adjournment thereof or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or
(iv) the Board of Governors of Nasdaq shall have notified the Company after the date hereof of a final decision to remove the Common Stock from quotation from the Nasdaq National Market; provided, that the party seeking to terminate this Agreement pursuant to the foregoing clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have substantially contributed to the failure to consummate the transactions contemplated hereby by July 31, 1998.

      (c) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by action of the Board of Directors of the Company, if there has been a material breach by any Purchaser of any representation, warranty, covenant or agreement made by it in this Agreement.

      (d) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the Purchasers, acting jointly, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchasers its approval or recommendation to stockholders of the transactions contemplated hereby or (ii) there has been a material breach by the Company of any representation, warranty, covenant or agreement made by it in this Agreement which breach (if not a breach of Section 4(a) or 4(b) hereof, which shall be deemed uncurable) has not been cured within 15 days of delivery of notice thereof to the Company or (iii) the Board of Directors shall have withdrawn or adversely modified its approval or recommendation to stockholders of the transactions contemplated hereby or shall have approved or recommended to stockholders an Alternative Transaction that constitutes a Superior Offer.

        (e) In the event of a termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this section 8, all obligations of the parties hereto (other than the obligations of the Company pursuant to Section 8(f) hereof) shall terminate; provided, that in the event of termination of this Agreement pursuant to Sections 8(c) and 8(d), nothing herein shall relieve a party from liability for any willful breach of this Agreement.

        (f) If after the date hereof and during the term of this Agreement Purchaser shall have terminated this Agreement pursuant to Section 8.1(d)(iii) hereof, then the Company shall, on or prior to the earlier of (i) the 30th day after the date of such termination or (ii) two business days after the date the Company enters into an agreement with a third party to consummate an Alternative Transaction, pay to Purchasers a fee of $600,000 (the "Termination Fee") in same-day funds. The Company acknowledges that the agreement contained in this
Section 8(f) are an integral part of the transactions contemplated in this Agreement, and that, without this agreement, Purchasers would not enter into this Agreement.

9.  Miscellaneous

        (a) Fees and Expenses. Upon the closing of the purchase of the Shares shall be consummated and except as otherwise expressly provided in this Agreement, the Company shall pay its own fees and expenses of its counsel, accountants and other experts and all other expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and all other matters incident thereto and shall reimburse the Purchasers for their reasonable out-of-pocket expenses

(including reasonable fees and expenses of counsel) in an amount not to exceed $150,000 incurred by the Purchasers in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby upon presentment of bills therefor.

        (b) Survival. All representations, warranties, covenants and agreements made herein shall survive for two years after the Closing Date and shall continue in full force and effect after delivery of and payment for the Shares and after issuance of the Underlying Shares through such date. No claim on account of any breach of any representation, warranty, covenant or agreement made herein, or for indemnification in respect thereof, may be asserted unless written notice of such breach has been given to the party against whom such claim is asserted prior to such second anniversary.

        (c) Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

        (d) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

        (e) Severability. In case any provision in this Agreement (including the Exhibits and Schedules hereto) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        (f) Notices. All notices, consents or other communications shall be in writing, and shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

        If to the Purchasers:

                SOFTBANK Holdings Inc.
                10 Langley Road, Suite 403
                Newton Center, Massachusetts 02169
                Facsimile No.: (617) 928-9301
                Attention:  Ronald Fisher
                            Vice Chairman

        With a copy to:

                Sullivan & Cromwell
                125 Broad Street
                New York, New York 10004
                Telephone:  (212) 558-3504
                Telecopier: (212) 558-3588
                Attention:  Stephen A. Grant, Esq.

        If to the Company:

                First Virtual Holdings Incorporated
                11975 El Camino Real
                Suite 300
                San Diego, California 92130
                Telephone:  (619) 793-2700
                Telecopier: (619) 793-2950
                Attention:  Lee H. Stein
                            Chairman of the Board
                              and Chief Executive Officer

        with a copy to:

                Wilson Sonsini Goodrich & Rosati
                650 Page Mill Road
                Palo Alto, California 94304
                Telephone:  (650) 493-9300
                Telecopier: (650) 493-6811
                Attention:  Jeffrey D. Saper, Esq.
                            John T. Sheridan, Esq.

or such other address as a party shall have designated by notice in writing to the other party given in the manner provided by this Section.

        (g) No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interest, rights, remedies or other benefits with respect to on in connection with any agreement or provision contained herein or contemplated hereby.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.